Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

August 4, 2026

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and six months ended July 4, 2026 and June 28, 2025, in millions of dollars except share and per share amounts.

(UNAUDITED)	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net sales	$2,922	$2,480	$5,322	$4,796
Operating income	$100	$52	$196	$90
Net earnings attributable to Seaboard	$153	$102	$272	$134

Earnings per common share	$159.74	$105.22	$283.99	$138.11
Average number of shares outstanding	957,794	969,427	957,794	970,228
Dividends declared per common share	$2.25	$2.25	$4.50	$4.50

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on August 24, 2026 to stockholders of record at the close of business on August 14, 2026.